Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-121433 on Form S-3, Amendment No. 1 to Registration Statement No. 333-123275 on Form S-3, and Registration Statement Nos. 333-92091 and 333-124006 on Form S-8, of our report dated March 7, 2005 (November 2, 2005 as to Note 23) relating to the financial statements and financial statement schedule of Alaska Communications Systems Group, Inc., for the year ended December 31, 2004, appearing in this Annual Report on Form 10-K of Alaska Communications Systems Group, Inc. for the year ended December 31, 2006.
Deloitte & Touche LLP
Portland, Oregon
March 13, 2007